EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-46836, 333-64799, 333-169276 and 333-180829 on Form S-8 of Alteva, Inc. of our report dated March 28, 2014, relating to the financial statements of Orange County-Poughkeepsie Limited Partnership as of and for the year ended December 31, 2013 (not included herein and which report expresses an unqualified opinion), included in this Annual Report on Form 10-K of Alteva, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 16, 2015